Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces Second Quarter 2017

Operating and Financial Results

HOUSTON--(GLOBE NEWSWIRE)—Aug. 9, 2017--Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating and financial results for the second quarter 2017.  Highlights include:

•

Second quarter 2017 production totaled approximately 6.7 million barrels of oil equivalent (“MMBoe”), or approximately 73,341 barrels of oil equivalent per day (“Boe/d”), an increase of approximately 43 percent over first quarter 2017 production;

•

Four Lower Eagle Ford horizontal wells, with an average lateral length of approximately 10,000 feet, that were brought on-line at the Stumberg Ranch during the second quarter 2017 achieved an average 30-day production rate of approximately 1,950 Boe/d, which is approximately 20 percent above the type curve after normalizing for lateral length;

•	Second quarter 2017 revenues were approximately $175.7 million, an increase of approximately 31 percent over the first quarter 2017;

•	Adjusted Revenue (a non-GAAP financial measure), inclusive of hedge settlements, was approximately $182.9 million during the second quarter 2017;

•

The Company reported net income of $46.3 million during the second quarter 2017 compared to $9.7 million during the first quarter of 2017 and Adjusted EBITDA (a non-GAAP financial measure) of approximately $85.1 million during the second quarter 2017, which was up approximately 68 percent when compared to the first quarter 2017;

•

The Company raised approximately $67 million in cash during the second quarter through the sale of its Marquis asset, remaining Cotulla assets, and 10 percent interest in Silver Oak II Gas Processing Facility; and

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•

As of June 30, 2017, the Company had approximately $560 million in liquidity, with approximately $128 million in cash and cash equivalents and approximately $432 million of combined borrowing capacity under the Company’s two bank credit facilities.

MANAGEMENT COMMENTS

“The second quarter 2017 marked our first full quarter with the newly acquired Comanche assets,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “Since closing the Comanche transaction on March 1, 2017, we have been able to utilize our completion methods on the newly acquired acreage to drive excellent results, contributing to a production increase of 43 percent over the prior quarter.  As previously reported, based on available data for Dimmit County we believe our most recent Stumberg Ranch horizontal wells at Comanche are achieving record production levels, with the Stumberg Ranch 55H well showing a 24-hour initial production rate of approximately 3,800 Boe/d and oil-weighing of approximately 72 percent.  Given the well’s production results, the Stumberg Ranch 55H appears on pace to achieve payout in only 12 months at current strip pricing.  On average, the four long horizontal wells at Stumberg Ranch achieved 30-day production rates of 1,950 Boe/d.  These strong production results, combined with our focus on well costs, allow us to deliver solid rates of return on our drilling activities, even in a today’s challenging commodity price environment.

“Driven by the positive impact of the Comanche transaction, our second quarter 2017 Adjusted EBITDA increased more than 68 percent over the prior quarter.  We achieved this level of financial performance despite the impact of the large completion trials at Catarina, which did not provide the production response we expected.  As we disclosed in our operational update last month, we have returned to our standard well completion design for the 32 Catarina wells that remain in our 2017 development plan, and now expect to reach our production growth expectations of 90,000 Boe/d to 100,000 Boe/d in the first half of 2018.   We also anticipate that cash margins will improve throughout the second half of 2017 and into 2018, as increases in production will tend to reduce our costs on a per unit basis.

“Given the current operating environment, we remain focused on maintaining adequate liquidity to execute our drilling plans.  With that in mind, we raised approximately $67 million during the quarter from the sale of our Marquis asset, remaining Cotulla assets, and 10 percent interest in Silver Oak II Gas Processing Facility, resulting in a cash balance of $128 million as of

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June 30, 2017 and total liquidity, including borrowing capacity under our two credit facilities, of approximately $560 million.   Additionally, in July 2017 we announced our intention to reduce our 2018 capital spending by approximately $75 million to $100 million, compared to our original $500 million guidance, in order to better align capital spending with operating cash flow, while remaining focused on higher rate of return projects that optimize capital efficiency.  This reduction in capital spending, together with our strong liquidity position and bank of 30 wells against our 2017-18 Catarina drilling commitment, provides us with a considerable amount of financial and operating flexibility as we look to execute our plans over the next 12 to 18 months, and drive shareholder value.”

OPERATIONS UPDATE

During the second quarter 2017, the Company spud 48 gross (33.9 net) wells and completed and turned on-line 63 gross (27 net) wells.  Sanchez Energy brought on-line 42 wells at Comanche, 11 wells at Catarina, 6 wells at Maverick and four non-operated wells.  As of June 30, 2017, the Company had drilled 68 wells, surpassing the 50 well annual drilling commitment at Catarina that ran from July 1, 2016 to June 30, 2017.  With 18 wells above the drilling commitment, and a bank of wells carried over from previous year’s drilling commitment, Sanchez Energy has banked the maximum allowable 30 wells as of June 30, 2017, which can be used towards the next annual drilling commitment that runs from July 1, 2017 through June 30, 2018.

The cost of wells completed at Catarina during the second quarter 2017 averaged approximately $3.9 million per well as the Company tested significantly enhanced completion designs at Catarina.  The Catarina wells were completed with proppant loading of approximately 3,000 pounds per foot of proppant, which is 70 percent more proppant and fluids when compared to well designs used by the Company in 2016. The larger completion design trial led to facility constraints and lower than expected production performance due to apparent over-stimulation of the reservoir.  Therefore, the Company has returned to its standard well completion design for the 32 Catarina wells that remain in its 2017 development plan.

At Maverick, the Company has drilled 22 wells on the Hausser lease.  Completion activity on these wells began late in the second quarter and is expected to continue through the third quarter 2017.

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At Comanche, the Company brought on-line 42 horizontal wells in the second quarter, all part of the large inventory of drilled but uncompleted (“DUC”) wells acquired in the transaction that closed on March 1, 2017.  Within 45 days of closing, 9 DUCs, relatively short in lateral length (approximately 4,400 feet) had been completed and brought on-line in Area 3.  In the middle of the second quarter, four horizontal wells with an average lateral length of approximately 10,000 feet at Stumberg Ranch were brought on-line in Area 3.  Sanchez Energy brought on-line an additional 29 horizontal wells with an average well lateral length of approximately 6,200 feet at Briscoe Catarina North, also in Area 3 of Comanche. Sincethe close of the second quarter, an additional 15 DUCs were brought on-line in Area 5 at Briscoe Cochina East Ranch.   The Company remains on pace to complete its 132 gross DUC (32 net) inventory within 12 months of closing the Comanche transaction.

As of June 30, 2017, the Company had 1,975 gross (767 net) producing wells with 154 gross wells in various stages of completion, as detailed in the following table:

Project Area	Gross Producing Wells	Gross Wells Waiting/Undergoing Completion
Catarina	358	21
Comanche	1,477	110
Maverick	42	21
Palmetto	84	2
TMS / Other	14	—
Total	1,975	154

PRODUCTION VOLUMES, AVERAGE SALES PRICES, AND OPERATING COSTS PER BOE

The Company’s production mix during the second quarter 2017 consisted of approximately 31 percent oil, 32 percent natural gas liquids (“NGL”), and 37 percent natural gas.  By asset area, Catarina, Comanche, Marquis, Maverick, and Palmetto/TMS/Other comprised approximately 54 percent, 38 percent, two percent, four percent, and two percent, respectively, of the Company’s total second quarter 2017 production volumes.

Revenues of approximately $175.7 million during the second quarter 2017 were up 58 percent compared to the second quarter 2016 and up 31 percent compared to the first quarter 2017 revenue of approximately $133.8 million.  Adjusted Revenue for the second quarter 2017, a non-GAAP financial measure that includes $7.2 million in hedging settlement gains was $182.9 million.

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Commodity price realizations during the second quarter 2017, including the impact of hedge settlements, were $47.79 per barrel (“Bbl”) of oil, $17.31 per Bbl of NGL, and $3.16 per thousand cubic feet (“Mcf”) of natural gas.

Production, average sales prices, and operating costs and expenses per barrel of oil equivalent (“Boe”) for the second quarter 2017 are summarized in the following table:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net Production:
Oil (MBbl)	2,075	1,634	3,624	3,274
Natural gas liquids (MBbl)	2,130	1,519	3,501	3,207
Natural gas (MMcf)	14,814	11,601	25,270	22,497
Total oil equivalent (MBoe)	6,674	5,087	11,336	10,232

Average Sales Price Excluding Derivatives(1):
Oil ($ per Bbl)	$43.90	$40.25	$45.36	$33.13
Natural gas liquids ($ per Bbl)	17.31	14.47	18.27	11.54
Natural gas ($ per Mcf)	3.22	2.00	3.21	2.01
Oil equivalent ($ per Boe)	$26.33	$21.82	$27.31	$18.65

Average Sales Price Including Derivatives(2):
Oil ($ per Bbl)	$47.79	$54.88	$47.56	$53.79
Natural gas liquids ($ per Bbl)	17.31	14.47	18.27	11.54
Natural gas ($ per Mcf)	3.16	2.93	3.07	2.91
Oil equivalent ($ per Boe)	$27.40	$28.64	$27.68	$27.24

Average unit costs per Boe:
Oil and natural gas production expenses(3)	$9.72	$8.83	$9.27	$8.76
Production and ad valorem taxes	$1.32	$1.22	$1.35	$0.99
Depreciation, depletion, amortization and accretion	$7.62	$8.52	$7.42	$8.83
Impairment of oil and natural gas properties	$—	$17.18	$—	$10.70

(1)	Excludes the impact of derivative instrument settlements.
(2)	Includes the impact of derivative instrument settlements.
(3)

Includes a $3.7 million and $7.4 million non-cash gain for the three and six months ended June 30, 2017, respectively, and $3.7 million and $7.4 million non-cash gain for the three and six months ended June 30, 2016, respectively, from the amortization of the deferred gain on Western Catarina Midstream divestiture.

CAPITAL EXPENDITURES

Cash outflows for capital expenditures during the second quarter 2017 totaled approximately $129.6 million.  The Company spent approximately 89 percent of its capital expenditures on drilling, completion, infrastructure, and geology and geophysics activities, and 11 percent of its capital expenditures on leasing and business development activities.

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FINANCIAL RESULTS

On a GAAP basis, the Company reported net income attributable to common stockholders of $24.2 million for the second quarter 2017, which includes non-cash mark-to-market gains related to hedging activities of $52.4 million and $2.8 million in one-time costs related to the Comanche transaction and other non-recurring items. This compares to the Company’s reported net loss attributable to common stockholders of $186.9 million for the second quarter 2016.

The Company’s second quarter 2017 Adjusted EBITDA (a non-GAAP financial measure) of approximately $85.1 million was up approximately 68 percent when compared to first quarter 2017 Adjusted EBITDA of $50.6 million.  Second quarter 2017 Adjusted EBITDA includes a $3.0 million expense related to phantom units.  The Company’s Adjusted Loss (a non-GAAP financial measure) for the second quarter of $22.6 million excludes $52.4 million in non-cash mark-to-market gains related to hedging activities and $2.8 million in one-time costs related to the Comanche transaction and other non-recurring items. The Company’s second quarter 2017 results compare to Adjusted EBITDA of approximately $76.5 million and an Adjusted Loss of approximately $2.5 million reported in the second quarter 2016.  Adjusted EBITDA and Adjusted Loss are non-GAAP financial measures defined in the tables included with today’s news release.

GENERAL AND ADMINISTRATIVE EXPENSE

On a GAAP basis, the Company reported general and administrative (“G&A”) expenses of $29.7  million in the second quarter 2017.  Included in G&A expenses is $2.8 million in acquisition and divestiture costs, $4.3 million of non-cash equity compensation, and $3.0 million associated with phantom units that vest periodically in accordance with the terms of the Company’s equity-based incentive awards.  Excluding these items, G&A expenses during the second quarter 2017 were approximately $19.5 million, which the Company believes is more reflective of its baseline G&A expense.

	Three Months Ended March 31,		Six Months Ended June 30,
	2017	2016	2017	2016
Base general and administrative	$19,506	$13,685	$39,865	$29,819
Stock-based compensation - restricted stock (non-cash)	4,335	6,784	16,426	9,595
Stock-based compensation - phantom units	3,024	3,092	13,965	3,627
Acquisition and divestiture costs included in G&A	2,848	422	26,922	422
Total general and administrative	$29,713	$23,983	$97,178	$43,463

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HEDGING UPDATE

As of Aug. 9, 2017, the Company’s hedge position consisted of 21,522 barrels of oil per day (“Bbls/d”) and 161,818 million British thermal units of natural gas per day (“MMBtu/d”) for the second half of 2017, 17,521 Bbls/d and 186,881 MMBtu/d in 2018, 8,627 Bbls/d and 48,340 MMBtu/d in 2019 and 4,187 Bbls/d and 25,945 MMBtu/d in the first quarter 2020.  Additional information on the Company’s hedge positions by entity can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

LIQUIDITY AND CREDIT FACILITY

As of June 30, 2017, the Company had liquidity of approximately $560 million, which consisted of approximately $128 million in cash and cash equivalents, an undrawn Sanchez Energy revolving credit facility with a borrowing base of $350 million and an elected commitment amount of $300 million, and $131.5 million of available capacity under a subsidiary-level revolving credit facility, non-recourse to Sanchez Energy, with a borrowing base of $330 million.

SHARE COUNT

As of June 30, 2017, the Company had approximately 82.5 million common shares outstanding.  Assuming all Series A Convertible Perpetual Preferred Stock and Series B Convertible Perpetual Preferred Stock were converted, total outstanding common shares as of June 30, 2017 would have been approximately 95.0 million.  For the three months ended June 30, 2017, the weighted average number of unrestricted common shares used to calculate net loss attributable to common stockholders per basic and diluted common share, which are determined in accordance with GAAP, was 76.4 million and 89.0 million, respectively.

CONFERENCE CALL

Sanchez Energy will host a conference call for investors on Wednesday, Aug. 9, 2017, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time).  Interested investors can listen to the call via webcast, both live and rebroadcast, over the Internet at:

http://edge.media-server.com/m/p/9oge7pxu

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ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled approximately 356,000 net acres. For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to the expected financial and operational results of the Company, the expected synergies and benefits related to the Comanche transaction, and the Company’s G&A expenses for the remainder of the year. These statements are based on certain assumptions made by the Company based on management's experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," "strategy," "future," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to the failure of acquired assets, including the Comanche assets, and our joint ventures (including our partnership with affiliates of the Blackstone Group, L.P.) to perform as anticipated, inability to successfully integrate the various assets acquired by us into our operations, fully identify

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potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties, failure to continue to produce oil and gas at historical rates, costs of operations, delays, and any other difficulties related to producing oil or gas, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity or production, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in the Company’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in the Company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy's filings with the U.S. Securities and Exchange Commission (the "SEC").  The Company’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC's website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by the Company's forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results. Accordingly, you should not place any undue reliance on any of the Company's forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS DATA (unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
REVENUES:
Oil sales	$91,096	$65,786	$164,372	$108,468
Natural gas liquid sales	36,873	21,979	63,973	37,024
Natural gas sales	47,735	23,203	81,201	45,292
Total revenues	175,704	110,968	309,546	190,784
OPERATING COSTS AND EXPENSES:
Oil and natural gas production expenses	64,848	44,919	105,073	89,612
Production and ad valorem taxes	8,799	6,188	15,323	10,131
Depreciation, depletion, amortization and accretion	50,851	43,342	84,057	90,308
Impairment of oil and natural gas properties	—	87,380	—	109,464
General and administrative (1)	29,713	23,983	97,178	43,463
Total operating costs and expenses	154,211	205,812	301,631	342,978
Operating income (loss)	21,493	(94,844)	7,915	(152,194)
Other income (expense):
Interest income	150	158	507	483
Other income (expense)	(6,618)	211	3,917	(202)
Gain on disposal of assets	7,133	—	12,276	—
Interest expense	(35,961)	(31,822)	(68,986)	(63,428)
Earnings from equity investments	242	2,179	677	2,691
Net gains (losses) on commodity derivatives	59,615	(58,750)	98,496	(35,993)
Total other income (expense)	24,561	(88,024)	46,887	(96,449)
Income (loss) before income taxes	46,054	(182,868)	54,802	(248,643)
Income tax benefit	255	—	1,208	—
Net income (loss)	46,309	(182,868)	56,010	(248,643)
Less:
Preferred stock dividends	(3,987)	(3,987)	(7,974)	(7,974)
Preferred unit dividends and distributions	(10,949)	—	(27,415)	—
Preferred unit amortization	(5,282)	—	(6,992)	—
Net income allocable to participating securities	(1,893)	—	(1,021)	—
Net income (loss) attributable to common stockholders	$24,198	$(186,855)	$12,608	$(256,617)

Net income (loss) per common share - basic	$0.32	$(3.20)	$0.17	$(4.38)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - basic	76,395	58,413	73,045	58,575

Net income (loss) per common share - diluted	$0.31	$(3.20)	$0.17	$(4.38)
Weighted average number of shares used to calculate net income (loss) attributable to common stockholders - diluted	89,015	58,413	73,145	58,575

1) Inclusive of non-cash stock-based compensation expense of $4,335 and $6,784, respectively, for the three months ended June 30, 2017 and 2016, and $16,426 and $9,595, respectively, for the six months ended June 30, 2017 and 2016.

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SANCHEZ ENERGY CORPORATION

CONSOLIDATED BALANCE SHEET (unaudited)

(in thousands, except per share amounts)

	June 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$128,247	$501,917
Oil and natural gas receivables	67,271	41,057
Joint interest billings receivables	23,080	496
Accounts receivable - related entities	5,691	6,401
Fair value of derivative instruments	38,926	—
Other current assets	9,630	12,934
Total current assets	272,845	562,805
Oil and natural gas properties, at cost, using the full cost method:
Proved oil and natural gas properties	4,186,528	3,164,115
Unproved oil and natural gas properties	477,863	231,424
Total oil and natural gas properties	4,664,391	3,395,539
Less: Accumulated depreciation, depletion, amortization and impairment	(2,818,705)	(2,736,951)
Total oil and natural gas properties, net	1,845,686	658,588

Other assets:
Fair value of derivative instruments	24,067	—
Investments (Investment in SNMP measured at fair value of $27.2 million and $26.8 million as of June 30, 2017 and December 31, 2016, respectively)	33,851	39,656
Other assets	41,604	25,231
Total assets	$2,218,053	$1,286,280
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,784	$1,076
Other payables	3,067	2,251
Accrued liabilities:
Capital expenditures	96,336	35,154
Other	89,083	82,458
Deferred premium liability	—	2,079
Fair value of derivative instruments	2,229	31,778
Other current liabilities	79,362	22,201
Total current liabilities	272,861	176,997

Long term debt, net of premium, discount and debt issuance costs	1,893,789	1,712,767
Asset retirement obligations	31,848	25,087
Fair value of derivative instruments	1,306	3,236
Other liabilities	56,387	64,333
Total liabilities	2,256,191	1,982,420
Commitments and contingencies (Note 16)
Mezzanine equity:
Preferred units ($1,000 liquidation preference, 500,000 units authorized; 500,000 and zero units issued and outstanding as of June 30, 2017 and December 31, 2016, respectively)	409,185	—
Stockholders' equity:
Preferred stock ($0.01 par value, 15,000,000 shares authorized; 1,838,985 shares issued and outstanding as of June 30, 2017 and December 31, 2016 of 4.875% Convertible Perpetual Preferred Stock, Series A; 3,527,830 shares issued and outstanding as of June 30, 2017 and December 31, 2016 of 6.500% Convertible Perpetual Preferred Stock, Series B)	53	53
Common stock ($0.01 par value, 150,000,000 shares authorized; 82,504,903 and 66,156,378 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	829	670
Additional paid-in capital	1,347,426	1,112,397
Accumulated deficit	(1,795,631)	(1,809,260)
Total stockholders' deficit	(447,323)	(696,140)
Total liabilities and stockholders' deficit	$2,218,053	$1,286,280

SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted EBITDA

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Adjusted EBITDA is a non‑GAAP financial measure that is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure or historical costs basis. It is also used to assess our ability to incur and service debt and fund capital expenditures.  Our Adjusted EBITDA should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.  The following table presents a reconciliation of our net loss to Adjusted EBITDA (in thousands).

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	Three Months Ended June 30,		Three Months Ended March 31,	Six Months Ended June 30,
	2017	2016	2017	2017	2016

Net income (loss)	$46,309	$(182,868)	$9,701	$56,010	$(248,643)
Adjusted by:
Interest expense	35,961	31,822	33,025	68,986	63,428
Net losses (gains) on commodity derivative contracts	(59,615)	58,750	(38,881)	(98,496)	35,993
Net settlements received on commodity derivative contracts (1)	7,177	34,720	(2,904)	4,273	87,878
Depreciation, depletion, amortization and accretion	50,851	43,342	33,206	84,057	90,308
Impairment of oil and natural gas properties	—	87,380	—	—	109,464
Stock-based compensation expense (non-cash)	4,335	6,784	12,091	16,426	9,595
Acquisition and divestiture costs included in general and administrative	2,848	422	24,074	26,922	422
Income tax benefit	(255)	—	(953)	(1,208)	—
Gain on sale of oil and natural gas properties	(7,133)	—	(5,143)	(12,276)	—
Gain (loss) on embedded derivatives	437	—	(685)	(248)	—
(Gain) Loss on investments	8,058	—	(8,864)	(806)
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,705)	(3,703)	(3,702)	(7,407)	(7,406)
Interest income	(150)	(158)	(357)	(507)	(483)

Adjusted EBITDA	$85,118	$76,491	$50,608	$135,726	$140,556

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Earnings (Loss)

We present Adjusted Earnings (Loss) attributable to common stockholders (“Adjusted Earnings (Loss)”) in addition to our reported net income (loss) in accordance with U.S. GAAP. This information is provided because management believes exclusion of the impact of the items included in our definition of Adjusted Earnings (Loss) below will help investors compare results between periods, identify operating trends that could otherwise be masked by these items and highlight the impact that commodity price volatility has on our results.  Adjusted Earnings (Loss) is not intended to represent cash flows for the period, nor is it presented as a substitute for net income (loss), operating income (loss), cash flows provided by (used in) operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.  The following table presents a reconciliation of our net income (loss) to Adjusted Earnings (Loss) (in thousands, except per share data):

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	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$46,309	$(182,868)	$56,010	$(248,643)
Less:
Preferred stock dividends	(3,987)	(3,987)	(7,974)	(7,974)
Preferred unit dividends and distributions	(10,949)	—	(27,415)	—
Preferred unit amortization	(5,282)	—	(6,992)	—
Net income (loss) attributable to common shares and participating securities	26,091	(186,855)	13,629	(256,617)
Plus:
Net losses (gains) on commodity derivatives contracts	(59,615)	58,750	(98,496)	35,993
Net settlements received on commodity derivative contracts (1)	7,177	34,720	4,273	87,878
Impairment of oil and natural gas properties	—	87,380	—	109,464
Stock-based compensation expense (non-cash)	4,335	6,784	16,426	9,595
Acquisition and divestiture costs included in general and administrative	2,848	422	26,922	422
Gain on sale of oil and natural gas properties	(7,133)	—	(12,276)	—
(Gain) Loss on embedded derivatives	437	—	(248)	—
(Gain) Loss on investments	8,058	—	(806)	—
Amortization of deferred gain on Western Catarina Midstream Divestiture	(3,705)	(3,703)	(7,407)	(7,406)
Tax impact of adjustments to net loss (2)	(1,049)	—	(1,578)	—
Adjusted Loss	(22,556)	(2,502)	(59,561)	(20,671)
Adjusted Loss allocable to participating securities (3)	—	—	—	—
Adjusted Loss attributable to common stockholders	$(22,556)	$(2,502)	$(59,561)	$(20,671)

Weighted average number of shares used to calculate income (loss) attributable to common stockholders - basic and diluted	76,395	58,413	73,045	58,575

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

(2)	The tax impact is computed by utilizing the Company’s effective tax rate on the adjustments to reconcile net income (loss) to Adjusted Loss.
(3)	The Company's restricted shares of common stock are participating securities.

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SANCHEZ ENERGY CORPORATION

Non-GAAP Reconciliation – Adjusted Revenue

We present Adjusted Revenue in addition to our reported Revenue in accordance with U.S. GAAP. The Company defines Adjusted Revenue as follows: total revenues plus cash settled derivatives. The Company believes Adjusted Revenue provides investors with helpful information with respect to the performance of the Company's operations and management uses Adjusted Revenue to evaluate its ongoing operations and for internal planning and forecasting purposes. See the table below which reconciles Adjusted Revenue and total revenues.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Total Revenues	$175,704	$110,968	$309,546	$190,784
Net settlements received on commodity derivative contracts (1)	7,177	34,720	4,273	87,878
Adjusted Revenue	$182,881	$145,688	$313,819	$278,662

(1)

This amount has been reduced by premiums associated with derivatives that settled during the respective periods, which may include premiums accrued but not yet paid as of the end of the quarter based on timing of cash settlement payments with counterparties.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797

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